POWER OF ATTORNEY
To be filed with th~United States Securities and Exchange Commission


The qndersigned, Douglas W. Leatherdale, of UnitedHealth Group Incorporated, here~y authorizes and designates Dannette L. Smith, Deputy General Counsel and [Secretary, and Forrest G. Burke, Acting General Counsel, to sign on his behalf any Forms 3, 4 or 5 required to be filed with the Securities and Exchange Commission at any date following the date hereof. The undersigned also revokes all previous powers of attorney to sign on his behalf any Forms 3, 4 or 5 as of the date hereof,

This Power of Attorney shall remain in effect until specifically revoked by the
undersigned.    /
                    ~
          Date:     ,2006
         /